                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                              (Amendment Number 4)*


                            Damark International, Inc.
                           ---------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   235691102
                                   ---------
                                 (CUSIP Number)

                               November 30, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:
                                (X) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                ( ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No. 235691102
          ---------

--------------------------------------------------------------------------------
1)       Name of Reporting Person           SAFECO Common Stock Trust
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             ------------------------------------
         (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of             State of Delaware
         Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                   0
ficially
Owned by        ----------------------------------------------------------------
Reporting       (6) Shared Voting            754,900
Person With         Power                    -------

                ----------------------------------------------------------------
                (7) Sole Disposi-
                      tive Power             0

                ----------------------------------------------------------------
                (8) Shared Dispositive       754,900
                    Power                    -------
--------------------------------------------------------------------------------
9)       Aggregate Amount Bene-              754,900
         ficially Owned by                   -------
         Reporting Person
--------------------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9      11.9%
                                             -----
--------------------------------------------------------------------------------
12)      Type of Reporting Person            IV
         (See Instructions)


                               Page 2 of 9 Pages

CUSIP No. 235691102
          ---------

-------------------------------------------------------------------------------
1)       Name of Reporting Person           SAFECO Resource Series Trust
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             ------------------------------------
         (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of             State of Delaware
         Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power                    0
ficially
Owned by        ----------------------------------------------------------------
Reporting       (6) Shared Voting            417,200
Person With         Power                    -------

                ----------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power               0

                ----------------------------------------------------------------
                (8) Shared Dispositive      417,200
                    Power                   -------
--------------------------------------------------------------------------------
9)       Aggregate Amount Bene-             417,200
         ficially Owned by                  -------
         Reporting Person
--------------------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     6.6%
                                            ----
--------------------------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)


                               Page 3 of 9 Pages

CUSIP No. 235691102
          ---------

--------------------------------------------------------------------------------
 1)      Name of Reporting Person           SAFECO Asset Management
         S.S. or I.R.S. Identifica-         Company
         tion No. of Above Person
--------------------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             ------------------------------------
         (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of             State of Washington
         Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power                    0
ficially
Owned by        ----------------------------------------------------------------
Reporting       (6) Shared Voting
Person With         Power                    1,172,100
                                             ---------
                ----------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power               0

                ----------------------------------------------------------------
                (8) Shared
                    Dispositive Power        1,172,100
                                             ---------
--------------------------------------------------------------------------------
9)       Aggregate Amount Bene-              1,172,100(1)
         ficially Owned by                   ---------
         Reporting Person
--------------------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                  18.4%
                                             -----
--------------------------------------------------------------------------------
12)      Type of Reporting Person            IA
         (See Instructions)




--------------------------------
         (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and include the shares reported in this joint 13G by SAFECO Common Stock Trust and SAFECO Resource Series Trust.


                               Page 4 of 9 Pages

CUSIP No. 235691102
          ---------

--------------------------------------------------------------------------------
 1)      Name of Reporting Person           SAFECO Corporation
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             ------------------------------------
         (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of
         Organization                        State of Washington
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power                    0
ficially
Owned by        ----------------------------------------------------------------
Reporting       (6) Shared Voting
Person With         Power                    1,172,100
                                             ---------
                ----------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power               0

                ----------------------------------------------------------------
                (8) Shared
                    Dispositive Power        1,172,100
                                             ---------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially       1,172,100(2)
         Owned by Reporting Person           ---------
--------------------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                  18.4%
                                             -----
--------------------------------------------------------------------------------
12)      Type of Reporting Person            HC
         (See Instructions)
--------------------------------------------------------------------------------




--------------------------------
         (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as adviser.


                               Page 5 of 9 Pages

CUSIP No. 235691102
          ---------

Item 1(a). Name of Issuer:  See front cover

Item 1(b). Address of Issuer Principal Executive Offices:

           7101 Winnetka Avenue North, Minneapolis, MN  55428
           --------------------------------------------------

Item 2(a). Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b). Address of Principal Business Office or, If None, Residence:

           SAFECO Common Stock and Resource Series Trusts: 10865 Willows Rd NE, Redmond, WA 98052

           SAFECO Corporation:  SAFECO Plaza, Seattle, WA  98185

           SAFECO Asset Management Company: 601 Union Street, Suite 2500, Seattle, WA 98101

Item 2(c). Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d). Title of Class of Securities:   See front cover page.

Item 2(e). CUSIP Number:   See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
           (c), check whether the persons filing are:

         (a) ( )Broker or Dealer registered under Section 15 of the Act.
         (b) ( )Bank as defined in Section 3(a)(6) of the Act.
         (c) ( )Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) (X)Investment Company registered under Section 8 of the
                Investment Company Act of 1940. (e) (X)Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
         (f) ( )Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g) (X)Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
         (h) ( )Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) ( )Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j) ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                               Page 6 of 9 Pages

CUSIP No. 235691102
          ---------
Item 4.  Ownership:

                  Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

                  SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on
                  Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5.  Ownership of 5% or Less of a Class:  Not applicable.

Item 6.  Ownership of More than 5% on Behalf of Another Person:  Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
                  Security Being Reported on by the Parent Holding Company.

                  SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4), and reported shares are owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser.

Item 8.  Identification and Classification of Members of the Group.  Not
                  applicable.

Item 9.  Notice of Dissolution of Group.  Not applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 9 Pages
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CUSIP No. 235691102
          ---------
Exhibits.

                  The statement required by Rule 13d-1(f) is attached as Exhibit A.


Signature.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: December 9, 1998                SAFECO Corporation



                                      By      /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer


                                      SAFECO Common Stock Trust



                                      By       /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer


                                      SAFECO Resource Series Trust



                                      By        /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer



                                      SAFECO Asset Management Company



                                      By       /s/ Neal A. Fuller
                                           ----------------------------------
                                           Neal A. Fuller, Secretary


                               Page 8 of 9 Pages

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, SAFECO Resource Series Trust and SAFECO Common Stock Trust each agree that Schedule 13-G filed by them with regard to DAMARK INTERNATIONAL INC.'S common stock is filed on behalf of each of them.


Date: December 9, 1998                SAFECO Corporation



                                      By      /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer


                                      SAFECO Common Stock Trust



                                      By       /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer


                                      SAFECO Resource Series Trust



                                      By        /s/ Ronald L. Spaulding
                                           ----------------------------------
                                           Ronald L. Spaulding, Treasurer



                                      SAFECO Asset Management Company



                                      By       /s/ Neal A. Fuller
                                           ----------------------------------
                                           Neal A. Fuller, Secretary


                               Page 9 of 9 Pages